Exhibit 23.6
INDEPENDENT AUDITORS’ CONSENT
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-130114 on Form S-11 of our reports dated August 19, 2005 related to the statements of revenues and certain operating expenses for 525 B Street, San Diego, California and 1900 and 2000 Alameda De Las Pulgas, San Mateo, California for the year ended December 31, 2004, our report dated November 4, 2005 related to the statement of revenues and certain operating expenses for 3100 McKinnon Street, Dallas, Texas, our report dated November 18, 2005 related to the statement of revenues and certain operating expenses for 1515 S Street, Sacramento, California, our report dated February 13, 2006 related to the statement of revenues and certain operating expenses for Airport Corporate Center, Miami, Florida, for the year ended December 31, 2005, our report dated February 13, 2006 related to the statement of revenues and certain operating expenses for 720 Olive Way, Seattle, Washington, for the year ended December 31, 2004, our report dated April 13, 2006 related to the statement of revenues and certain operating expenses for 333 West Wacker, Chicago, Illinois for the year ended December 31, 2005 and our report dated April 13, 2006 related to the statements of revenues and certain operating expenses for 321 North Clark, Chicago, Illinois for the years ended December 31, 2005, 2004 and 2003 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
April 24, 2006